Exhibit 99.1

MEDIA CONTACT Ben Hulet 972-471-7224 bhulet@mannatech.com

Mannatech Supports Global Growth with Appointment of New President

Alfredo Bala, 35-year veteran of industry, taking new role within company

COPPELL, Texas--(BUSINESS WIRE)-- June 9, 2014 —Mannatech®, Incorporated (NASDAQ: MTEX), the pioneer of nutritional glycobiology, and leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, and creator of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, has appointed Al Bala to serve as President. The move further supports the company’s commitment to its growth on a global level.

Alfredo (Al) Bala joined Mannatech in October 2007 as Senior Vice President, Global Sales. His responsibilities increased quickly within the company, having served as Executive Vice President, Sales, and Chief Sales and Marketing Officer at different times over his tenure. Mr. Bala has always been at the center of the company’s global sales and marketing efforts, streamlining the company’s efforts to better support the individual sales Associate worldwide.

Mr. Bala has served in the direct sales industry for more than 35 years. Prior to his time at Mannatech, he served as a field leader in the industry for 28 years, culminating in the position of Chief Operating Officer for one of the largest independent network marketing organizations in the world. He has been a critical part of the launch and re-launch of more than 60 international markets in his career, including Brazil, Russia, India, China and South Africa. His unique experience has also allowed him to gain experiences at both the field and corporate levels.

As President, Al Bala will oversee all global field development, sales, marketing and general management efforts for all Mannatech markets (currently 23). He will work closely with each market’s general manager, assuring proper leadership of each market that both addresses the needs of the individual countries while still maintaining a consistent business model and message for Mannatech across the world. Ultimately, Mr. Bala will focus on expansion of the company’s Mission 5 Million movement, which allows consumers to help nourish a child-in-need by simply nourishing themselves with the purchase of a Mannatech product on automatic order.

“Mannatech is celebrating its 20th year. I’ve had the privilege of being a part of this company for seven of those years,” explains Al Bala, President. “I’ve never been more excited about how the company is poised than I am right now. The value we provide to the market while still offering nutritional products of the highest integrity and efficacy is simply unprecedented. Our global footprint and seamless compensation plan position us for international strength. And our unique technology places us in two categories that are key for the future: wellness and anti-aging. These are very exciting times for Mannatech, and I’m anxious to help our independent Associates capitalize on what lies ahead.”

"Mannatech continues to experience a fundamental shift in our global business,” explains Dr. Robert Sinnott, CEO and Chief Science Officer. “Over the last few years we have seen business outside North America become a larger share of our global business. This is a healthy shift that is necessary to become a diverse global community. Mr. Al Bala has been a very innovative force for Mannatech over the last several years. His global experiences and strong working relationships with our general managers and global sales force will help foster this global shift.”

For the first quarter 2014, Mannatech reported that operations outside of North America accounted for approximately 52.8% of consolidated net sales (compared to 50.8% for first quarter 2013). During this same timeframe, Asia/Pacific net sales increased by 6.7%, and EMEAA net sales increased by 8.8%.

Individuals interested in Mannatech’s products or exploring its business opportunity are encouraged to learn more at Mannatech.com.

About Mannatech

Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales Associates around the globe including the United States, United Kingdom, Canada, South Africa, Australia, New Zealand, Austria, Denmark, Germany, Norway, Sweden, the Netherlands, Japan, Taiwan, Singapore, Estonia, Finland, the Republic of Ireland, Czech Republic, the Republic of Korea, Mexico, Hong Kong and Namibia. For more information, visit Mannatech.com.

Please note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain Associates and Members, increases in competition, litigation, regulatory changes and its planned growth into new international markets. Although Mannatech believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact

Ben Hulet
972-471-7224
bhulet@mannatech.com
Mannatech, Incorporated